Filed pursuant to Rule 433

Registration Statement No. 333-138032

American Express Company

Summary of Final Terms of Remarketed Notes

Issuer:	American Express Company
Rating (Moody’s/S&P/Fitch)[1]:	A1/A+/A+
Currency:	USD
Type:	SEC Registered Senior Notes
Remarketing Size:	$1,580,143,000 of $1,999,978,000 outstanding
Trade Date:	December 1, 2006
Settlement Date:	December 6, 2006 (T+3)
Next Remarketing Date:	June 5, 2008
If Next Remarketing Fails:	Putable to American Express Company at par if the remarketing on June 5, 2008 is not successful
Final Maturity:	December 1, 2033
Re-offer Spread to 3m LIBOR:	8 bps
Offer Price:	100.05% plus accrued interest from December 1, 2006 to but excluding December 6, 2006 at the Coupon rate
Coupon:	3m LIBOR + 11.435 bps
Initial Interest Rate For Period December 1, 2006 To March 5, 2007:	5.48373%
Coupon Frequency:	Quarterly, paying on March 5, June 5, September 5 and December 5, subject to modified following business day convention, commencing on March 5, 2007
Day Count:	ACT/360
U.S. Federal Income Tax:

The Notes are subject to the Treasury regulations governing contingent payment debt instruments, or “CPDI.” (See discussion of “Certain United States Federal Income Tax Considerations” in the Prospectus Supplement)

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1 An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

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CUSIP:	025816AS8
Remarketing Agents:
JPMorgan	Lehman Brothers	Merrill Lynch & Co.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY AGENT OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING J.P. MORGAN SECURITIES INC. COLLECT AT 1-212-834-4533, LEHMAN BROTHERS INC. TOLL-FREE AT 1-888-603-5847 OR MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL-FREE AT 1-866-500-5408.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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